Exhibit 10.6

M&I Marshall & Islely Bank/770 North Water Street/P.O. Box 2035/Milwaukee, WI 53201-2035/Tel 414 765-7600/Fax 414 765-7625
Commercial Banking

Mr. Jeffrey C. Vredenbregt
Vice President, Treasurer and Controller
The Ziegler Companies, Inc.
215 North Main Street
West Bend, WI  53095

Dear Jeffrey:

     This Letter Agreement (the "Agreement") is made and entered into as of this 14th day of September, 1999, by and between The Ziegler Companies, Inc. (the "Customer") and M&I Marshall & Ilsley Bank (the "Lender").

     Customer covenants that so long as any obligation is owed to Lender or Lender has any outstanding commitment to lend to Customer, under the terms and conditions of a promissory note from Customer to Lender dated as of April 30, 2000, in the aggregate principal amount of $20,00,000.00 (the "Note") and all extensions, renewals or modifications of the Note, Customer shall:

          1.   Maintain a minimum tangible net worth of $34,250,000.00.

          2. For a period of fifteen (15) consecutive days twice during each of fiscal year, the Note must be rested with no borrowings outstanding during said 15-day rest periods.

          3. Not allow the sale or transfer of substantial control of the Customer to an unrelated third party.

     A breach of any term or condition in this Agreement shall constitute an additional event of default under the Note.

     This Agreement amends and restates a Letter Agreement dated April 30, 1998.

     Please confirm your acknowledgment and acceptance of the terms and conditions of this Agreement by signing and dating below.

Very truly yours,

/s/ Peter R. Van Housen

Peter R. Van Housen
Vice President

Accepted and Agreed:

The Ziegler Companies, Inc.

By:  /s/ Jeffrey C. Vredenbregt
Title:  VP, Treasurer & Controller

                                PROMISSORY NOTE

$20,000,000.00                                              Milwaukee, Wisconsin

                                                            as of April 30, 2000

FOR VALUE RECEIVED, The Ziegler Companies, Inc., a Wisconsin corporation, hereby promises ON DEMAND, and if no demand is made, on April 30, 2001, to pay to the order of M&I MARSHALL & ILSLEY BANK, Milwaukee, Wisconsin, a Wisconsin banking corporation, the principal sum of Twenty Million ($20,000,000.00) or so much thereof as shall from time to time be disbursed to, or for the benefit of, Maker. The unpaid principal shall bear interest from the date hereof until paid at such rate, terms and conditions as the parties may mutually agree upon from time to time, calculated on a 360 day basis and is payable ON DEMAND, and if no demand is made on April 30, 2001.

Payments of both principal and interest are to be made in lawful money of the United States of America at the offices of M&I Marshall & Ilsley Bank,
Attention: Loan Services Department, 401 N. Executive Drive, Brookfield, WI 53005, or at such other place as the holder shall designate in writing to the maker.

The maker and all endorsers hereby severally waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and consent that the holder may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced by this Note, at the request of any other person liable hereon, and such consent shall not alter or diminish the liability of any person.

The Ziegler Companies, Inc.   (SEAL)

By:  /s/ Jeffrey C. Vredenbregt
Title:  Treasurer